NEWS RELEASE
May 31, 2013

FOR IMMEDIATE RELEASE
Contact: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC. COMPLETES ACQUISITION OF
FIRST STATE BANK IN WHEATLAND, WYOMING

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq GS: GBCI) today announced the completion of its acquisition of Wheatland Bankshares and its subsidiary, First State Bank, a community bank based in Wheatland, Wyoming. First State Bank provides community banking services from offices in Wheatland, Torrington and Guernsey, Wyoming and will continue to operate as a division of Glacier Bank under the name “First State Bank, a division of Glacier Bank.” At March 31, 2013, the bank had total assets of approximately $280 million.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d'Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell, operating in Wyoming; and Bank of the San Juans, Durango, operating in Colorado. Visit Glacier's website at http://www.glacierbancorp.com.

Forward Looking Statements
This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.